EXHIBIT 6.12

                  BOSWELL - ESL PRO SOFTWARE LICENSE AGREEMENT


THIS AGREEMENT made as of the 7th day of May, 1998

BETWEEN:

     ESL PRO SYSTEMS INC., a Nevada company having an office at 1135 Terminal Way, Suite 209, Reno, Nevada 89502

     (hereinafter referred to as "ESL Pro")

                                                               OF THE FIRST PART

AND:

     BOSWELL INTERNATIONAL TECHNOLOGIES LTD., a British Columbia company having an office at 415 South Tower, 5811 Cooney Road, Richmond, British Columbia, Canada V6X 3M1

     (hereinafter referred to as "Boswell International")

AND:

     BOSWELL INDUSTRIES INC., a British Columbia company having an office at 415 South Tower, 5811 Cooney Road, Richmond, British Columbia, Canada V6X 3M1

     (hereinafter referred to as "Boswell Industries")

     (Boswell International and Boswell Industries are hereinafter collectively referred to as "Boswell")

                                                              OF THE SECOND PART

WHEREAS Boswell has developed and owns certain computer software;

AND WHEREAS ESL Pro desires to develop, distribute and sublicense software products based on Boswell's software and Boswell is willing to grant to ESL Pro an exclusive worldwide right to develop and distribute such software products on the terms and conditions set out in this Agreement.

NOW THEREFORE, in consideration of these premises and the mutual covenants contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:



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1.   INTERPRETATION

1.1 Definitions. In this Agreement, the following words and phrases shall have the following meanings:

     (a) "Derived Works" shall mean any work based on the Software and/or Documentation which work contains code from the Software and/or text from the Documentation, including:

          (i) any revision, modification, translation, abridgement, condensation, expansion, or any other form in which the Software and/or Documentation may be recast, transformed, or adapted,

          (ii) any work consisting of editorial revisions, annotations, elaborations or other modifications to the Software and/or Documentation which, as a whole, represent an original work of authorship,

          (iii) any product in Object Code Form derived from any Derived Works, and

          (iv) any literature and other materials that together or separately are provided by ESL Pro to End Users that specify or describe the functions, characteristics, performance, structure, sequence, organization and operation of the Derived Works;

          Derived Works shall not include any software or documentation that ESL Pro can establish:

          (i) is developed by or for ESL Pro independent of the Software and Documentation, or

          (ii)      is licensed or sub-licensed by ESL Pro from a third party;

     (b) "Documentation" shall mean the literature, programmer's notes and other materials set out in Schedule A to this Agreement provided by Boswell to ESL Pro that specify, describe or otherwise relate to the functions, characteristics, performance, structure, sequence, organization and operation of the Software;

     (c)  "Effective Date" shall mean the 7th day of May, 1998;

     (d) "End User" shall mean the ultimate user of the Software or Derived Works and who has obtained such Software or Derived Works pursuant to a sublicence agreement;

     (e) "Initial Term" shall mean the nine (9) year, five (5) month period commencing on the Effective Date and ending on September 30, 2007;



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     (f)  "Market" shall mean the English as a Second Language market;

     (g) "Object Code Form" shall mean a form of computer software resulting from the translation of processing of the Source Code Form of such software by a computer into machine language or intermediate code, which is in a form that would not be convenient to human understanding of the program logic, but is appropriate for execution or interpretation by a computer;

     (h) "Recognized Stock Exchange" shall mean any recognized public market for the securities of the company, including but not limited to, the NASD Bulletin Board market in the United States.

     (i)  "Renewal Term" shall mean any renewal term as set out in section 10.2;

     (j) "Reseller" shall mean any original equipment manufacturer (OEM), dealer, reseller, distributor or other entity authorized by ESL Pro to distribute and sublicence the Software or Derived Works to subdistributors or End Users;

     (k) "Software" shall mean the computer software described in Schedule A to this Agreement, including any modifications, enhancements or upgrades thereto developed by Boswell; and

     (1) "Source Code Form" shall mean a form of computer software in which a computer program's logic is easily deduced by a human being with skill in the art, such as a printed listing of the program or a form from which a printed listing can be easily generated.


2.   GRANT OF LICENCE

2.1 Software Distribution Licence. Boswell hereby grants to ESL Pro, and ESL Pro hereby accepts, subject to the terms and conditions of this Agreement, the exclusive worldwide right to use, manufacture, copy, distribute, sell, market, lease, rent, operate, service and otherwise commercialize and exploit the Software, directly and through Resellers, in Object Code form, and the Documentation in the Market, with the right to exploit the same as a part of a Derived Work in the Market for the Initial term and any Renewal Terms thereafter.

2.2 Software Development Licence. Boswell hereby grants to ESL Pro, and ESL Pro hereby accepts, subject to the terms and conditions of this Agreement, the exclusive worldwide right to use, copy, revise, modify, translate, condense, expand, develop, add to, subtract from, change, improve, maintain and otherwise develop Derived Works from the Software and the Documentation, in either Object Code Form or Source Code Form, for the Initial Term and any Renewal Terms thereafter in the Market.

2.3 Right of First Refusal. Boswell hereby grants to ESL Pro, and ESL Pro hereby accepts, a right of first refusal to use, manufacture, copy, distribute, sell, market,



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     lease, rent, operate,  service and otherwise  commercialize and exploit the
     Software, in Object Code Form, and the Documentation at a royalty rate to be determined at the time the right is exercised, in the following markets not included in the Market:

     (a)  Japanese as a Second Language;

     (b)  Spanish as a Second Language;

     (c)  French as a Second Language;

     (d)  Chinese as a Second Language; and

     (e)  any other languages being taught as a Second Language.


3.   OWNERSHIP OF SOFTWARE AND DERIVED WORKS

3.1 Software. Subject to the terms and conditions of this Agreement, Boswell shall retain all right, title and interest in and to the Software and the Documentation and ESL Pro shall not have any ownership interest in any element, segment or component of the Software or the Documentation.

3.2 Derived Works. Subject to the terms and conditions of this Agreement, ESL Pro shall retain all right, title and interest in and to all Derived Works developed by or for ESL Pro, ESL Pro shall retain all right, title and interest in any patents, trademarks and copyrights awarded to ESL Pro in respect of such Derived Works, and Boswell shall not have any ownership interest in any element, segment or component of the Derived Works developed by or for ESL Pro.


4.   DELIVERY OF SOFTWARE

4.1 Delivery of Software. Boswell shall deliver to ESL Pro one (1) complete copy of the Software, in Source Code Form and in Object Code Form, and the Documentation, as set out in Schedule A, on or before the date of execution of this Agreement.

4.2 Delivery of Modifications. Boswell will provide to ESL Pro, at no charge, copies of any modifications, enhancements or upgrades of the Software and the Documentation, in both Source Code Form and Object Code Form, which it may develop. All such modifications, enhancements or upgrades shall form a part of the Software and the Documentation, as applicable, licensed to ESL Pro under this Agreement.




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5.   PAYMENTS

5.1 Royalties. ESL Pro will pay to Boswell during each year of the Initial Term, the royalties set out in Schedule B to this Agreement, in accordance with the schedule set out therein.

5.2 Minimum Royalties. ESL Pro will pay to Boswell the minimum royalties for each year of the Initial Term, as set out in Schedule B to this Agreement. Minimum royalties paid by ESL Pro to Boswell in respect of any year shall be credited against royalties payable by ESL Pro for such year under section 5.1.

5.3 Share Issuance. Within twenty-eight (28) days of the signing of this Agreement, ESL Pro will deliver to Boswell three hundred and sixty three thousand and six hundred (363,600) Common Shares in ESL Pro representing eighteen point eighteen percent (18.18%) of the total number of issued and outstanding common shares of all classes of ESL Pro. At no time, prior to ESL Pro being listed on a Recognized Stock Exchange as contemplated in section 5.4, shall Boswell's equity interest in the issued and outstanding share capital of ESL Pro be less than eighteen point eighteen percent (18.18%) of the total number of issued and outstanding common shares of all classes of ESL Pro. Upon any issuance of common shares in ESL Pro, ESL Pro will issue to Boswell, at no cost to Boswell, a pro-rata number of Common Shares that would bring Boswell's equity interest in the issued and outstanding share capital of ESL Pro to eighteen point eighteen percent (18.18%) of the total number of issued and outstanding common shares of all classes of ESL Pro.

5.4 Right of First Refusal to Purchase Shares. If at any time prior to the listing and posting of the shares of ESL Pro on a Recognized Stock Exchange, Boswell desires to sell or transfer any of the shares in ESL Pro delivered to Boswell pursuant to this Agreement, ESL Pro shall have a right of first refusal to purchase the shares in ESL Pro proposed to be sold by Boswell. Notwithstanding the foregoing, in any calendar year prior to the listing and posting of the shares of ESL Pro on a Recognized Stock Exchange, Boswell may sell or transfer no more than a total of one third of the total number of shares in ESL Pro held by it during such year or as the Recognized Stock Exchange may require.

5.5 Redemption Fee. ESL Pro may redeem the shares in ESL Pro delivered to Boswell pursuant to this Agreement in the event that Boswell breaches its obligation of non-competition under section 9.1 or if Boswell is unable to license the Software or Documentation under section 12.1, for a price of US$0.01 per share. Upon redemption of such shares, all other provisions of this Agreement not affected by the redemption of the shares held by Boswell shall remain in full force and effect.

5.6 Elimination of Royalties. ESL Pro's royalty obligations under sections 5.1 and 5.2 shall immediately cease if Boswell breaches its obligation of non-competition under section 9.1.



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5.7  Assumption of Patent  Prosecutions.  Boswell shall permit ESL Pro to assume prosecution of all patent applications filed in Canada or in the United States, by Boswell, in respect of the Software and the cost of maintaining and prosecuting such patent applications shall be deducted from future royalty payments to be made by ESL Pro under section 5.1, notwithstanding the year in which any such cost is incurred. Nothing in this section 5.7 shall affect ESL Pro's obligation to make minimum royalty payments under section 5.2.

5.8 Quarterly Reports. ESL Pro will submit to Boswell quarterly reports along with any corresponding royalty fees as specified in Schedule B. Such reports will identify the type and quantities of Software or Derived Works distributed by ESL Pro during the calendar quarter. Such reports and payments will be due within thirty (30) days after each calendar quarter end and will be submitted even if no reportable transactions occurred during the quarter covered by the report. Upon request of Boswell, ESL Pro will provide End Users' name, quantities of Software or Derived Works licensed and date of shipment if available. The report will also include the units of Software or Derived Works in ESL Pro's possession. ESL Pro will maintain, and make available for review and copying by Boswell and its representatives upon reasonable notice during normal business hours, all relevant records of ESL Pro's Software or Derived Works transactions. Within ninety (90) days after the end of ESL Pro's fiscal year, ESL Pro will certify to Boswell in writing the quantities of the Software or Derived Works licensed during the fiscal year then ended. This certification will be provided by an executive officer of ESL Pro, its corporate internal auditors, or its independent certified public accountants.


6.   TRADEMARKS

6.1 Ownership of Trademarks. ESL Pro acknowledges and agrees that Boswell is the sole and exclusive owner of the trademark "Boswell" (the "Trademark") and that Boswell is the exclusive licensing agent thereof.

6.2 Trademark Licence. Boswell hereby grants to ESL Pro a non-exclusive, worldwide, royalty-free licence (without the right to sublicense) to use the Trademark to refer to the Software, the Documentation or any Derived Works, provided that ESL Pro will ensure that the character and quality of the Software, the Documentation and the Derived Works will be similar to or better than the Software and the Documentation currently marketed by Boswell. ESL Pro shall have no other rights in respect of the Trademarks. In accepting the licence to use the Trademark granted hereunder, ESL Pro shall have no obligation to use the Trademark, and the parties acknowledge that any use of the Trademark by ESL Pro shall be entirely voluntary.

6.3 Proprietary Notices. ESL Pro shall ensure that all copies of the Software, the Documentation and the Derived Works that use the Trademark shall be accompanied, where reasonable and appropriate, by a proprietary notice consisting of the following elements:



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     (a)  the  statement  "Boswell"  is  a  proprietary   trademark  of  Boswell
          International   Technologies   Ltd.,   and  is  licensed  to  ESL  Pro
          Development Inc."; and

     (b) the "TM" or "R" symbol, as instructed by Boswell, after the first prominent use of the Trademark in the Software, the Documentation and the Derived Works. ESL Pro shall have a period of thirty (30) days in which to begin the use of "R" symbol in replacement of the "TM" symbol upon receiving instruction to do so by Boswell.

6.4 Inspection of Trademark Use. Upon reasonable notice and request from Boswell, ESL Pro agrees to provide to Boswell:

     (a) reproductions of any "splash screens", "about boxes" and other notices, copyrights, trademarks, and logos used by ESL Pro in respect of the Software, the Documentation or the Derived Works; and

     (b) copies of the Software, the Documentation and the Derived Works, in Object Code Form only;

     (c) any advertising and promotional materials on which the Trademark is used so that Boswell may inspect same and monitor ESL Pro's compliance with the provisions of sections 6.2 and 6.3, but for no other purpose may Boswell use this right.

6.5 Protection and Infringement. ESL Pro agrees to cooperate with and assist Boswell in obtaining, maintaining, protecting, enforcing and defending Boswell's proprietary rights in and to the Trademark. In the event that ESL Pro learns of any infringement, threatened infringement or passing-off in respect of the Trademark, or that any third party claims or alleges that the Trademark infringes the right of the third party or is otherwise liable to cause deception or confusion to the public, ESL Pro shall promptly notify Boswell giving the particulars thereof. In the event Boswell decides that proceedings should be commenced, ESL Pro shall provide Boswell with any necessary information and reasonable assistance.

     Each  party  undertakes  to  cooperate  fully  with the other in any action against any infringer of the Trademark. ESL Pro, in its absolute discretion, may notify Boswell that it wishes Boswell to join with ESL Pro in taking steps to end such infringement including legal proceedings in the parties' joint names. Upon agreement between the parties as to the proportions in which they shall share the costs thereof, such steps will be taken. In the event of joint proceedings being taken and damages being awarded, the costs of the proceedings so far as not recoverable in the proceedings shall be shared by the parties in the same proportion as they are awarded damages. If the parties fail to agree as to the proportions in which they shall share the costs thereof, ESL Pro may, in its absolute discretion and at its expense, take steps to end such infringement including legal proceedings in the parties' joint names, so long as ESL Pro pays Boswell's costs in taking such steps.



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     It is  understood  that ESL Pro has no  obligation  to incur  any costs for protection of infringement of the Trademark, unless it chooses to.


7.   REPRESENTATIONS AND WARRANTIES

7.1 Boswell's Representations and Warranties. Boswell represents and warrants that:

     (a) it holds the entire right, title and interest in and to the Software and the Documentation, free and clear of the claims and interests of any third party;

     (b) it has the right and power to license on an exclusive basis the Software and the Documentation;

     (c) it has filed applications for patent protection in Canada in respect of the Software; and

     (d) the execution and delivery of this Agreement does not violate or constitute a breach of the terms of any agreement, document, charter or by-laws to which Boswell is a party or otherwise bound.


8.   ESCROW

8.1 Escrow of Derived Works. Subject to the negotiation of an escrow agreement satisfactory to both parties, ESL Pro agrees to place in escrow with a mutually agreeable escrow agent, one (1). copy of each Derived Work developed by or for ESL Pro under this Agreement, in Source Code Form. ESL Pro agrees to update the currency of the Derived Works held in escrow for each major revision of the Derived Works, provided that ESL Pro shall not be required to updates more than two (2) times per year.

8.2 Escrow Agreement. ESL Pro and Boswell agree to negotiate in good faith, the terms and conditions of an escrow agreement pursuant to section 8.1.


9.   NON-COMPETITION

9.1 Covenant Not to Compete. During the Initial Term and any Renewal Term, Boswell shall not sell, sublicence, manufacture, lease, distribute or otherwise provide or promote any software products derived from or providing a similar functionality to the Software in the Market, either directly or indirectly, nor assist any other person in doing so, except with the written consent of ESL Pro.

9.2 For the purposes of this Section, "Identifiers" for any software shall mean the software's packaging, trademarks, marketing materials, promotions, advertising, product name, the displays in the software itself and the software's documentation



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     with the sole exception that  Identifiers  are not to include the trademark
     BOSWELL. With respect to Boswell licensing the Software to other licensees, for teaching English, Boswell will ensure that the following language will appear in the license and sublicense agreements and shall enforce same (as per section 9.3:

     1. except to the extent required by law, the Identifiers for the Software contain no foreign language content and no references to foreign languages;

     2. each of the Identifiers for the Software shall be expressly targeted at a market other than English as a Second Language, and

     3. the Software and Identifiers shall appear to reasonable consumers of such product to be for use for markets other than English as a Second Language.

     Boswell shall ensure direct and indirect compliance with this Section by itself and all Boswell's licensees and sub-licensees by obtaining the agreement of such parties for the benefit of Boswell and ESL Pro, to be bound by these Sections 9. 1 and 9.2 and to obtain such covenants from any further sub-licensees within all license agreements with all such parties.

9.3 Enforcement. Boswell agrees to cooperate with and assist ESL Pro in maintaining, protecting, enforcing and defending ESL Pro's proprietary rights in and to the Software and Documentation in the Market. In the event that Boswell learns of any infringement, threatened infringement or passing-off in respect of the Software or Documentation Boswell shall promptly notify ESL Pro giving the particulars thereof. In the event ESL Pro decides that proceedings should be commenced, Boswell shall provide ESL Pro with any necessary information and reasonable assistance.

     Each party undertakes to cooperate fully with the other in any action against any infringer of the Software or Documentation in the Market. ESL Pro, in its absolute discretion, may notify Boswell that it wishes Boswell to join with ESL Pro in taking steps to end such infringement including legal proceedings in the parties' joint names. Upon agreement between the parties as to the proportions in which they shall share the costs thereof, such steps will be taken. In the event of joint proceedings being taken and damages being awarded, the costs of the proceedings so far as not recoverable in the proceedings shall be shared by the parties in the same proportion as they are awarded damages. If the parties fail to agree as to the proportions in which they shall share the costs thereof, ESL Pro may, in its absolute discretion and at its expense, take steps to end such infringement including legal proceedings in the parties' joint names, so long as ESL Pro pays Boswell's costs in taking such steps.

     It is understood that Boswell has no obligation to incur any costs for protection of infringement of the Software or Documentation in the Market, unless it chooses to.

     ESL Pro shall have the right to audit the records of Boswell and its licenses on reasonable notice to ensure compliance with sections 9.1, 9.2 and 9.3.



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10.  TERM AND TERMINATION

10.1 Initial Term. This Agreement shall commence on the Effective Date and shall continue through the Initial Term and each subsequent Renewal Term, if any.

10.2 Renewal Terms. This Agreement will be renewed automatically for 3 (three) consecutive ten-year (10) periods (the "Renewal Terms") on the same terms and conditions as are set out herein, except for price and payment terms, as provided elsewhere in this Agreement.

10.3 Termination. This Agreement may be terminated:

     (a) by either party, immediately, in the event any assignment is made by the other party for the benefit of creditors, or if a receiver, trustee in bankruptcy or similar officer shall be appointed to take charge of any or all of the other party's property, or if the other party files a voluntary petition under federal bankruptcy laws or such petition is filed against the other party and is not dismissed within one hundred and twenty (120) days;

     (b) by Boswell, on thirty (30) days written notice, in the event ESL Pro fails three (3) times, during the Initial Term or a single Renewal Term, to make a royalty payment under section 5.1 or a minimum royalty payment under section 5.2, and fails to cure such breach within ninety
          (90) days of receipt of written notice thereof;

     (c) by Boswell, on thirty (30) days written notice, in the event ESL Pro issues any common shares in ESL Pro, which would dilute the equity position in ESL Pro owned by Boswell, and fails to cure such condition within ninety (90) days of receipt of written notice thereof;

     (d) by ESL Pro, on ninety (90) days written notice, at any time after the third anniversary of the Effective Date; and

     (e) on notice by Boswell on the third anniversary of the Effective Date, if:

          (i) ESL Pro is not a publicly traded company on a Recognized Stock Exchange, and

          (ii) ESL Pro elects not to offer to redeem the Common Shares in ESL Pro, held by Boswell, at one-hundred and thirty-three percent (133%) of their fair market value, which fair market value is to be determined by the auditors of ESL Pro as of the third anniversary of the Effective Date. It is agreed by both parties that the fair market value assessment of the Common Shares of ESL Pro will be completed by the auditors of ESL Pro within ninety (90) days of the third anniversary of the Effective Date.



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          With  respect to the period of the notice set out in this section (e), in the event that, on the third anniversary of the Effective Date:

          (i) ESL Pro has made application to a Recognized Stock Exchange for listing on such stock exchange, the period for cure after the notice shall be one hundred and eighty (180) days, and,

          (ii) ESL Pro has not made such an application, the period for cure after the notice shall be thirty (30) days.


10.4 Effect of Termination. Upon expiration or earlier termination of this Agreement for any reason:

     (a) all rights, obligations and licences of the parties hereunder shall cease, except that:

          (i) ESL Pro's liability for any charges, payments or expenses due to Boswell which accrued prior to the termination date shall not be extinguished by termination, and such amount (if not otherwise due on an earlier date), shall be immediately due and payable on the termination date, and

          (ii) ESL Pro shall have the right to distribute and sell all copies of the Software and the Documentation in its inventory on the date of such termination or expiration provided that ESL Pro complies with the terms and conditions of this Agreement related to the distribution thereof;

     (b)  ESL Pro shall deliver to Boswell, at ESL Pro's expense

          (i)       all   originals   and  copies  of  the   Software   and  the
                    Documentation in the possession or under the control of ESL Pro or any affiliate, and

          (ii) all materials in the possession of ESL Pro that display any trademark, trade name or other proprietary mark of Boswell.

          ESL Pro shall certify in writing to Boswell within ten (10) days following termination that it has complied with this subsection (b); and

     (c) the sublicences granted under this Agreement by ESL Pro to End Users or Resellers (solely with respect to existing inventory of the Reseller) prior to termination shall not be affected by the termination of this Agreement, so long as such End Users or Resellers are not in breach of their sublicence agreements with ESL Pro and agree to owe all further obligations thereunder directly to Boswell.



Boswell - ESL Pro Software License Agreement
                                                                         Page 11

10.5 Release of Derived Works. Upon any early termination of this Agreement under subsection 10.3(a), where terminated by Boswell, or subsections 10.3(b) through 10.3(e), the Derived Works held in escrow under section 8.1, if any, shall be released to Boswell and ownership of all patents, trademarks and copyrights awarded to ESL Pro in respect of the Derived Works, to the extent owned by ESL Pro, shall be transferred to Boswell.


11.  CONFIDENTIALITY

11.1 Proprietary Information. Boswell and ESL Pro agree and acknowledge that in order to further the performance of this Agreement, they will be required to disclose to each other certain of their respective confidential information which will be identified as such in writing ("Confidential Information"). The Source Code Form of the Software and the Documentation, whether or not it is identified in writing as "Confidential Information", shall be deemed the Confidential Information of Boswell under this Agreement.

11.2 Protection  of  Property  Information.   Each  party  agrees  to  take  all
     reasonable steps to protect, in perpetuity, the confidentiality of the other party's Confidential Information with at least the same degree of care that it utilizes with respect of its own similar proprietary information.

     (a) not to disclose or otherwise permit any other person or entity access to, in any manner, the Confidential Information of the other party or any part thereof, in any form whatsoever, except to its employees (or in the case of ESL Pro, a Reseller) requiring access to such Confidential Information in the course of his or her employment in connection with this Agreement or a Reseller sublicence agreement and who has signed an agreement obligating the employee or the Reseller to maintain the confidentiality of such Confidential Information;

     (b) to notify the other party promptly and in writing of the circumstances surrounding any suspected possession, use or knowledge of the such party's Confidential Information or any part thereof at any location or by any person or entity other than those authorized by this Agreement; and

     (c) not to use the Confidential Information of the other party for any purpose other than as explicitly set forth in this Agreement.

11.3 Exceptions. Nothing in this article 11 shall restrict the receiving party from disclosing the Confidential Information of the other party, if such Confidential Information:

     (a) was rightly possessed by the receiving party before it was received from the disclosing party;



Boswell - ESL Pro Software License Agreement

     (b) is independently developed by the receiving party without reference to the disclosing party's Confidential Information;

     (c) is subsequently furnished to the receiving party by a third party not under any obligation of confidentiality with respect to such Confidential Information, and without restrictions on use or disclosure; or

     (d) is or becomes public or available to the general public otherwise than through any act or default of the receiving party.


12.      INDEMNIFICATION

12.1 Indemnification for Infringement. Except as provided below, Boswell shall defend and indemnify ESL Pro from and against any damages, liabilities, costs and expenses (including reasonable attorney's fees) arising out of any claim that the Software or the Documentation infringes any valid patent or copyright or misappropriates a trade secret of a third party, provided that:

     (a) ESL Pro shall have promptly provided Boswell with written notice thereof and reasonable cooperation, information, and assistance in connection therewith; and

     (b) Boswell shall have sole control and authority with respect to the defence, settlement, or compromise thereof.

          Should any Software or Documentation become or, in Boswell's reasonable opinion, be likely to become the subject of an injunction preventing its use as contemplated in this Agreement, Boswell may, at its option:

     (c) procure for ESL Pro the right to continue using such Software or Documentation; or

     (d) replace or modify such Software or Documentation so that it becomes non-infringing.

          If the remedies provided under subsections (c) and (d) are not reasonably available to Boswell, the ESL Pro may, at its sole option:

     (e) terminate the Agreement and redeem the shares in ESL Pro delivered to Boswell pursuant to this Agreement, for a price of US$0.01 per share (see section 5.5)..

          Any damages, liabilities, costs and expenses (including reasonable attorney's fees) incurred by ESL Pro as a result of a valid action against the Software or Documentation, shall be deducted from future royalty payments.



Boswell - ESL Pro Software License Agreement
                                                                         Page 13

12.2 Exclusions.  Boswell  shall not have  liability  or  obligation  to ESL Pro
     hereunder   with   respect  to  any  patent,   copyright  or  trade  secret
     infringement or claim thereof based upon:

     (a) use of the Software or Documentation by ESL Pro in combination with any devices or products not authorized by Boswell;

     (b) use of the Software or Documentation in an application or environment for which such Software or Documentation were not designed or contemplated;

     (c)  modifications,   alterations  or   enhancements  of  the  Software  or
          Documentation not created by or for Boswell, or

     (d) any claim of infringement of a patent, copyright or trade secret in which ESL Pro or any affiliate of ESL Pro has an interest.

          ESL Pro shall indemnify and hold Boswell harmless from all costs, damages and expenses (including reasonable attorney's fees) arising from any claim enumerated in subsections (a) through (d) above.

12.3 Entire Liability. This article 12 states the entire liability of Boswell with respect to infringement of patent, copyright and trade secrets by the Software or Documentation or any part thereof or by their operation.


13.  GENERAL PROVISIONS

13.1 Assignment. This Agreement may not be assigned by ESL Pro without the prior written consent of Boswell whose consent shall not be unreasonably withheld. In the case of any permitted assignment or transfer of or under this Agreement, this Agreement or the relevant provisions shall be binding upon, and inure to the benefit of the successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

13.2 Entire Agreement; Amendment. This Agreement and Schedule A and B attached hereto constitute this entire agreement between the parties with regard to the subject matter hereof. All other agreements between the parties shall still be in effect. No amendment, modification or change of terms of this Agreement shall bind either party unless in writing signed by both parties.

13.3 Force Majeure. In the event that either party is prevented from performing, or is unable to perform, any of its obligations under this Agreement due to any cause beyond the reasonable control of the party invoking this provision, the affected party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.



Boswell - ESL Pro Software License Agreement
                                                                         Page 14

13.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, Canada and the parties hereto irrevocably attorn to the jurisdiction of the courts of such province.

13.5 Headings. Captions and heading contained in this Agreement have been included for ease of reference and convenience and shall not be considered in interpreting or construing this Agreement.

13.6 No Agency; Independent Contractors. Nothing contained in this Agreement shall be deemed to imply or constitute either party as the agent or representative of the other party, or both parties as joint ventures or partners of any purpose.

13.7 Notice. Any notice or communication from one party to the other shall be in writing and either personally delivered or sent via facsimile or certified mail, postage prepaid and return receipt requested addressed, to such other party at the address specified below or such other address as either party may from time to time designate in writing to the other party.

     If to Boswell:

           Boswell International Technologies Ltd. & Boswell Industries Inc. 415 South Tower, 5811 Cooney Road
           Richmond, British Columbia
           Canada V6X 3M1

           Attention:        Ron McIntyre

           Telephone No:     (604) 684-1292
           Fax No.           (604) 684-7093

     If to ESL Pro:

           ESL Pro Systems Inc.
           1135 Terminal Way, Suite 209
           Reno, Nevada 89502

           Attention:        Mark E. Bruk

           Telephone No:     (604) 623-4864
           Fax No.:          (604) 623-4828

     No change of address shall be binding upon the other party hereto until written notice thereof is received by such party at the address shown herein. All notices shall be in English and shall be effective upon receipt.

13.8 No Waiver. The waiver by either party of a breach or a default of any provision of this Agreement by the other party shall be construed as a waiver or any succeeding breach of the same or any other provision, nor shall any delay or omission on the



Boswell - ESL Pro Software License Agreement part of either party to exercise or avail itself of any right, power or privilege that it has, or may have hereunder, operate as a waiver of any right, power or privilege by such party.

13.9 Publicity.

     (a) Neither party shall originate any publicity, news release or other public announcement relating to this Agreement or the existence of an arrangement between the parties without the prior written approval of the other party, except as otherwise required by law.

     (b) Upon acceptance of this Agreement, Boswell agrees to use its best efforts to deliver a news release to its shareholders announcing the signing of this Agreement and also agrees to provide ESL Pro reasonable access to the Boswell web site on the world wide web (www.boswell.com) for the purposes of providing links to the ESL Pro web site (www.eslpro.com).

13.10 Quiet Enjoyment. In the event of any dispute between the two parties concerning a material breach of this Agreement (except with respect of section 10.3(b) or 10.3(c)) both parties shall have the right to quiet enjoyment of the products or services detailed within the Agreement until the dispute is completely resolved. If a period of ninety (90) days elapses and the dispute is not resolved, then both parties agree that the dispute will go to binding arbitration. This provision specifically provides ESL Pro the right to continue conducting its business during any aforementioned dispute with Boswell and Boswell agrees not to contact or solicit ESL Pro's clients or enter the Market, until any such dispute is completely resolved.

13.11 Survival. The provisions of sections 10.4 and 10.5 and articles 11 (Confidentiality), 12 (indemnification) and 13 (General Provisions) shall survive any termination or expiration of this Agreement according to their respective terms.

13.12 Arbitration. Except for applications for injunctions required to protect Confidential Information, all disputes arising out of or in connection with this Agreement or in respect of any defined legal relationship associated therewith or derived therefrom shall be referred to and finally resolved by arbitration under the rules of the British Columbia International Commercial Arbitration Centre, and in connection therewith:

     (a) the appointing authority shall be the British Columbia International Arbitration Centre;

     (b) the arbitration will be conducted by a single arbitrator unless the parties agree otherwise;

     (c) the case shall be administered by the British Columbia International Commercial Arbitration Centre in accordance with its Procedures for Cases under the BCICAC Rules;


Boswell - ESL Pro Software License Agreement
                                                                         Page 16

     (d) the place of arbitration shall be Vancouver, British Columbia, Canada; and the language of the arbitration shall be English.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.


ESL PRO SYSTEMS INC.
by its authorized signatory:





-----------------------------------
Mark E. Bruk, President


BOSWELL INTERNATIONAL TECHNOLOGIES LTD.
by its authorized signatory:




-----------------------------------
Ron McIntyre, Chairman


BOSWELL INDUSTRIES INC.
by its authorized signatory:




-----------------------------------
Ron Craig, President



Boswell - ESL Pro Software License Agreement
                                                                         Page 17

                                   SCHEDULE A

                       THE SOFTWARE AND THE DOCUMENTATION


Boswell will deliver to ESL Pro one (1) copy of each of the following:

Software

*    Boswell  English as a Second  Language  Program - Level One (in Source Code
     Form)
*    Digifusion (in Source Code Form)
*    Dr Boz (in Source Code Form)
*    Bozinput (in Source Code Form)
*    Boswell Picture Dictionary (in Source Code Form)
*    Boswell keyboard firmware (in Source Code Form)


Documentation

*    Boswell ESL Program - Level One -- Online Users Guide (Windows HLP file)
*    Boswell ESL Program - Level One - Users Guide (Word file)
*    Product Evaluations & Government Studies (Word file)
*    TV Documentary footage * Newspaper articles
*    Radio Interviews * other Marketing Materials
*    Boswell keyboard mold (for plastic top keyboard case)

The Software and the Documentation shall include any related technology not specifically outlined in this schedule.

     ----------------------------------------------------------------------

The Software and Documentation has been accepted by ESL Pro as of the date set out below.

ESL PRO SYSTEMS INC.
by its authorized signatory:



------------------------------------                   ----------------
Mark E. Bruk, President                                       Date



                                     -A-1-

                                   SCHEDULE B

                                ROYALTY SCHEDULE

ESL Pro will pay to Boswell a royalty equal to five percent (5%) of the gross dollar amounts received by ESL Pro for licensing the Software and the Documentation and the Derived Works, which contain Software, in the Market. ESL Pro shall have no obligation to pay royalties in respect of Software and Documentation for which it does not receive monetary consideration, if such Software and the Documentation and the Derived Works was given away as: (i) promotional copies; (ii) demonstration copies; or (iii) for co-operative advertising, and such Software or Documentation or Derived Works was given away for the purpose of generating future revenues.

As an advance against the royalties due each year, ESL Pro will pay to Boswell a minimum royalty, equal to $80,000 in the 1st year and five months ending September 30, 1999, $95,000 in the 3rd year, $150,000 in the 4th year. In each of year 5 through year 10, the minimum royalty will be ten (10%) percent greater than in the previous year. For each year of each subsequent Renewal Term, the minimum royalty will be five (5%) percent greater than in the previous year.

The minimum royalties paid by ESL Pro to Boswell in respect of any year will be considered an advance against royalties payable by ESL Pro for such year and will be credited against such royalties.

ESL Pro will pay to Boswell the royalties as per the following schedule:




Term     Year      Description                                                 Date        Amount
----     ----      -----------                                                 ----        ------
1        1         Quarterly Royalty Fee summary & payment                  06/30/1998       *
1                  Quarterly Royalty Fee summary & payment                  09/30/1998       *


1        2         Minimum Royalty Fee payment                              10/31/1998       $80,000
1        2         Quarterly Royalty Fee summary & payment                  12/31/1998       *
1        2         Quarterly Royalty Fee summary & payment                  03/31/1999       *
1        2         Minimum Royalty Fee payment                              04/01/1999       *
1        2         Quarterly Royalty Fee summary & payment                  06/30/1999       *
1        2         Quarterly Royalty Fee summary & payment                  09/30/1999       *


1        3         Minimum Royalty Fee payment                              10/01/1999       $45,000
1        3         Quarterly Royalty Fee summary & payment                  12/31/1999       *
1        3         Quarterly Royalty Fee summary & payment                  03/31/2000       *
1        3         Minimum Royalty Fee payment                              04/01/2000       $50,000
1        3         Quarterly Royalty Fee summary & payment                  06/30/2000       *
1        3         Quarterly Royalty Fee summary & payment                  09/30/2000       *


1        4         Minimum Royalty Fee payment                              10/01/2000       $75,000
1        4         Quarterly Royalty Fee summary & payment                  12/31/2000       *
1        4         Quarterly Royalty Fee summary & payment                  03/31/2001       *
1        4         Minimum Royalty Fee payment                              04/01/2001       $75,000
1        4         Quarterly Royalty Fee summary & payment                  06/30/2001       *
1        4         Quarterly Royalty Fee summary & payment                  09/30/2001       *


1        5         Minimum Royalty Fee payment                              10/01/2001       *



                                     -B-1-



Term     Year      Description                                            Date               Amount
----     ----      -----------                                            ----               ------
1        5         Quarterly Royalty Fee summary & payment                  12/31/2001       *
1        5         Quarterly Royalty Fee summary & payment                  03/31/2002       *
1        5         Minimum Royalty Fee payment                              04/01/2002       $82,500
1        5         Quarterly Royalty Fee summary & payment                  06/30/2002       *
1        5         Quarterly Royalty Fee summary & payment                  09/30/2002       *


1        6         Minimum Royalty Fee payment                              10/01/2002       $90,750
1        6         Quarterly Royalty Fee summary & payment                  12/31/2002       *
1        6         Quarterly Royalty Fee summary & payment                  03/31/2003       *
1        6         Minimum Royalty Fee payment                              04/01/2003       $90,750
1        6         Quarterly Royalty Fee summary & payment                  06/30/2003       *
1        6         Quarterly Royalty Fee summary & payment                  09/30/2003       *


1        7         Minimum Royalty Fee payment                              10/01/2003       $99,825
1        7         Quarterly Royalty Fee summary & payment                  12/31/2003       *
1        7         Quarterly Royalty Fee summary & payment                  03/31/2004       *
1        7         Minimum Royalty Fee payment                              04/01/2004       $99,825
1        7         Quarterly Royalty Fee summary & payment                  06/3012004       *
1        7         Quarterly Royalty Fee summary & payment                  09/30/2004       *


1        8         Minimum Royalty Fee payment                              10/01/2004       $109,808
1        8         Quarterly Royalty Fee summary & payment                  12/31/2004       *
1        8         Quarterly Royalty Fee summary & payment                  03/31/2005       *
1        8         Minimum Royalty Fee payment                              04/01/2005       $109,808
1        8         Quarterly Royalty Fee summary & payment                  06/30/2005       *
1        8         Quarterly Royalty Fee summary & payment                  09/30/2005       *


1        9         Minimum Royalty Fee payment                              10/01/2005       $120,788
1        9         Quarterly Royalty Fee summary & payment                  12/31/2005       *
1        9         Quarterly Royalty Fee summary & payment                  03/31/2006       *
1        9         Minimum Royalty Fee payment                              04/01/2006       $120,788
1        9         Quarterly Royalty Fee summary & payment                  06/30/2006       *
1        9         Quarterly Royalty Fee summary & payment                  09/30/2006       *


1        10        Minimum Royalty Fee payment                              10/01/2006       $132,867
1        10        Quarterly Royalty Fee summary & payment                  12/31/2006       *
1        10        Quarterly Royalty Fee summary & payment                  03/31/2007       *
1        10        Minimum Royalty Fee payment                              04/01/2007       $132,867
1        10        Quarterly Royalty Fee summary & payment                  06/30/2007       *
1        10        Quarterly Royalty Fee summary & payment                  09/30/2007       *


2        1         Minimum Royalty Fee payment                              10/01/2007       $139,510
2        1         Quarterly Royalty Fee summary & payment                  12/31/2007       *
2        1         Quarterly Royalty Fee summary & payment                  03/31/2008       *
2        1         Minimum Royalty Fee payment                              04/01/2008       $139,510
2        1         Quarterly Royalty Fee summary & payment                  06/30/2008       *
2        1         Quarterly Royalty Fee summary & payment                  09/30/2008       *




This payment schedule will continue through the Initial Term of the Agreement and through subsequent Renewal Terms.
--------------------------------------------------------------------------------



                                     -B-2-